Exhibit 10.1

Dated September 1, 2022

N950PB, LLC
as Seller

- and -

Tremont 9240 LLC
as Buyer

________________________________

AIRCRAFT PURCHASE AGREEMENT
Bombardier Inc. BD-700-1A10 (Global Express) aircraft
manufacturer’s serial number _____
FAA registration number N950PB
________________________________

Table of Contents

Section		Page
1	DEFINITIONS AND INTERPRETATION	1
2	AGREEMENT, ESCROW AGENT, AND DEPOSIT	5
3	INSPECTIONS, ACCEPTANCE/REJECTION, HOLDBACK, AIRCRAFT CONDITION	5
4	DELIVERY AND DELIVERY PROCESS	7
5	REPRESENTATIONS AND WARRANTIES	9
6	DISCLAIMER AND LIMITATION OF LIABILITY	10
7	TAXES	10
8	TERMINATION, EVENTS OF DEFAULT AND REMEDIES	10
9	MISCELLANEOUS	11
10	GOVERNING LAW	15

	ESCROW AGENT’S CONSENT AND JOINDER
	EXHIBIT A: AIRCRAFT SPECIFICATION
	EXHIBIT B: TECHNICAL ACCEPTANCE LETTER
	EXHIBIT C: AIRCRAFT DELIVERY RECEIPT
	EXHIBIT D: WARRANTY BILL OF SALE
	EXHIBIT E: SELLER’S ADDITIONAL POST-DELIVERY INSPECTION ITEMS

AIRCRAFT PURCHASE AGREEMENT

Dated    September 1, 2022

Between:

(1)    N950PB, LLC, a Delaware limited liability company (Seller); and

(2)    Tremont 9240 LLC, a Delaware limited liability company (Buyer).

Whereas:

Buyer wishes to buy and Seller wishes to sell the Aircraft (hereinafter defined) on the terms and subject to the conditions set out herein.

It is agreed as follows:

1.DEFINITIONS AND INTERPRETATION

1.1    Definitions. In this Agreement, unless the context otherwise requires:

Aircraft means the Airframe together with the Ancillary Items, APU, Engines, Parts, and the Aircraft Documents.

Aircraft Documents means all documents and records, whether on paper, digital, electronically stored or in any other medium documents that are in Seller’s possession or control relating to or required by law, to be maintained with respect to the Aircraft, including, without limitation, all parts certification documents for life limited/time controlled components currently installed on the Aircraft, replaced/overhauled/restored or hydrostatically tested since original delivery, flight logs, all Airframe, Engines, APU and accessory and other logbooks, manuals, flight records, weight and balance manuals, yellow service tags, technical records, traceability records, task cards, overhaul records, maintenance records, maintenance contracts, computerized maintenance programs, Airframe and Aircraft component warranties, engineering records, Engines warranties, APU warranties, avionics warranties, wiring diagrams, drawings, data, completion manuals and all issued FAA Form 337 (or its equivalent), all issued FAA Form 8100-9s, FAA Forms 8130 (or equivalent) any related Supplemental Type Certificates, and any and all other records related to the Aircraft; provided that Aircraft Documents does not include passenger manifests, tax, financial and other similar confidential or proprietary records that are not required by Buyer to be able to document the on-going maintenance history of the Aircraft and are not required to be kept or maintained by the FAA.

Aircraft Registration Application means an FAA Aeronautical Center Form 8050-1 Aircraft Registration Application.

Aircraft Specification means the Aircraft Specification set forth in Exhibit A.

Airframe means the Bombardier Inc. BD-700-1A10 (Global Express) aircraft (described on the International Registry with manufacturer designation: BOMBARDIER, model designation: GLOBAL EXPRESS) bearing manufacturer’s serial number [___] and FAA registration number N950PB, and all Parts incorporated or installed in or attached thereto.

Airworthy means, without limitation, that (i) the Aircraft is in an airworthy condition (as set forth in FAA Order 8130.2J); (ii) the Aircraft is in the mechanical condition required to be issued an Airworthiness Certificate for operation under FAR Part 91; (iii) the Aircraft is in compliance with all mandatory maintenance and inspection requirements of the Aircraft manufacturer, including airworthiness directives and mandatory service bulletins that have been issued with respect to the Aircraft with compliance dates up to and including the time of the Delivery; and (iv) no Discrepancies exist that require rectification prior to the Aircraft being Returned to Service.

Ancillary Items means all engine covers, tool kits, loose equipment, spare parts and other equipment of whatever nature that is associated with the Aircraft which is described in the Aircraft Specification or otherwise in Seller’s possession or control, except for dishware, cutlery, glassware and items of a similar nature or any other Seller personal property which is not necessary for the operation or ownership of the Aircraft.

APU means one (1) Honeywell RE-220(GX) auxiliary power unit bearing manufacturer’s serial number [___], together with all Parts incorporated or installed in or attached thereto.

Business Day means a day other than a Saturday or Sunday on which commercial banks are open for business in the State of California and the State of Florida, and, for the purpose of the Delivery Date, means a day on which the FAA is open for the filing of title documents.

Cape Town Treaty means the Convention on International Interests in Mobile Equipment, as modified by the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, as the same may be supplemented and/or amended from time to time.

Damage History means (a) damage, the repair of which would constitute a “major repair” as such term is defined in 14 C.F.R. Part 43, Appendix A and/or recorded in a manner prescribed by 14 C.F.R. Part 43, Appendix B (or equivalent); (b) damage, the repair of which would require the issuance of an FAA Form 337 if completed by a repair station other than the manufacturer (whether or not an FAA Form 337 has actually been issued) (or equivalent); or (c) the existence of any nonstandard inspection or inspection interval which requires any deviation from the original approved manufacturer’s aircraft build specification or standard production configuration.

Delivery means the time at which Buyer shall obtain title to the Aircraft, which shall be the time that Escrow Agent presents the FAA Bill of Sale to the FAA Civil Aviation Registry for filing.

Delivery Date means the date on which Delivery occurs.

Delivery Location means the Inspection Facility.

Delivery Receipt means a receipt in the form of Exhibit C.

Deposit means one million United States dollars (U.S. $1,000,000).

Discrepancy means any item discovered during the Post-Delivery Inspection that, in the absence of agreement between Seller and Buyer, the Inspection Facility determines in its reasonable discretion must be corrected in order for the Aircraft to be in conformance with the Required Condition.

Engines means two (2) Rolls-Royce Deutschland Ltd & Co KG BR700-710A2-20 engines (described on the International Registry with manufacturer designation: ROLLS-ROYCE, model designation: BR710) bearing manufacturer’s serial numbers [____] and [____] whether or not installed on the Airframe, together with all Parts incorporated or installed in or attached thereto.

Escrow Agent means Insured Aircraft Title Service, LLC in Oklahoma City, Oklahoma (attention: ________).

Escrow and Title Search Fee means Escrow Agent’s fee, inclusive of International Registry search and registration charges but exclusive of fees and charges for a party to register as a Transacting User Entity, which shall be borne by such party.

Event of Default has the meaning ascribed thereto in Section 8.2 (Events of Default).

FAA means the United States Federal Aviation Administration of the Department of Transportation.

FAA Airworthiness Certificate means a United States FAA Standard Airworthiness Certificate (FAA Aeronautical Center Form 8100-2) with no exceptions, deviations or limitations (except to the extent standard for an aircraft of the same type as the Aircraft).

FAA Bill of Sale means an FAA Aeronautical Center Form 8050-2 Aircraft Bill of Sale.

FAA Civil Aviation Registry means the FAA Civil Aviation Registry, Aircraft Registration Branch, Mike Monroney Aeronautical Center, 6500 South MacArthur Boulevard, Oklahoma City, Oklahoma 73169.

FAR means the Aeronautics Regulations of Title 14, Parts 1 to 399 of the United States Code of Federal Regulations, as amended.

Flight Costs means the actual fuel cost, the prorated cost of the Maintenance Programs, and pilot costs and expenses (excluding salary but including, if applicable, day rate).

Holdback has the meaning ascribed thereto in Section 3.5 (Holdback).

Inspection Facility means the Bombardier Tucson Service Center at Tucson International Airport (KTUS), Arizona.

Inspection Report means the final written Inspection report from the Inspection Facility identifying Discrepancies or other such conditions that cause the Aircraft to fail to conform to the Required Condition, and estimates of the cost to remedy such Discrepancies or other conditions.

International Registry means the International Registry of Mobile Assets established pursuant to the Cape Town Treaty.

Lien means any lien, mortgage, security interest of any kind or other agreement or arrangement having the effect of conferring security (including title transfer and/or retention arrangements having a similar effect), lease, time sharing agreement or other demand, claim, charge or encumbrance or right of others, including, without limitation, rights of others under any engine or parts interchange, loan or lease, or pooling agreement, and any air navigation (e.g., Transport Canada, EuroControl, CAAC), or other similar over flight charges, and any domestic or foreign, taxes, imposts or assessments or any searchable contract of sale, prospective contract of sale, actual or prospective International Interests (as defined by the CapeTown Treaty), relating to the period prior to the Delivery Date and not created by or through Buyer.

Lien Holder means any person possessing a Lien interest in the Aircraft.

Lien Release means a document which, when filed in the records of the FAA Civil Aviation Registry or other applicable registry, including but not limited to the International Registry located in Dublin, Ireland, will cause a recorded Lien affecting the Aircraft to be terminated and released.

Maintenance Programs means any and all applicable warranties and maintenance and service contracts and programs relating to the Aircraft, including but not limited to, (for the Airframe) Bombardier Smart Parts, (for the Engines) Rolls-Royce CorporateCare, (for the APU) Honeywell MSP, and (for the maintenance tracking) CAMP, which Maintenance Programs shall be fully paid current to the Closing Date. For the avoidance of doubt, Seller will not cash out of the Maintenance Programs, or transfer any program to another aircraft, and any negative balances shall be for the account of the Seller and any positive balances shall be transferred to the Buyer on the Closing Date.

Material Corrosion means corrosion outside of manufacturers’ in-service limits, as determined by the Inspection Facility that (A) cannot be repaired, rectified or terminated on a non-recurring basis such that the Aircraft can be returned to service without (i) a requirement of repetitive or recurring inspections which deviate from the manufacturer’s recommended maintenance inspection program, and (ii) required modifications to the component life limitations, overhaul and/or inspection intervals for the Aircraft or (B) the repair of which constitutes Damage History.

Parts means all appliances, components, parts, avionics, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) incorporated or installed in or attached to the Airframe or any Engine identified in the Aircraft Specification or otherwise in Seller’s possession or control.

Post-Delivery Inspection has the meaning ascribed thereto in Section 3.3 (Post-Delivery Inspection).

Pre-Delivery Inspection has the meaning ascribed thereto in Section 3.1 (Pre-Delivery Inspection).

Pre-Delivery Inspection Work Scope means a review of the Aircraft Documents; a systems check; a borescope of the Engines and the APU (within any limits imposed by applicable Maintenance Programs); and a test flight of up to two (2) hours’ duration under Seller’s operational control with up to two (2) of Buyer’s representatives on board.

Professional User and Professional User Entity have the meanings ascribed to those terms in the Registry Regulations.

Purchase Price means seventeen million five hundred thousand United States dollars (U.S. $17,500,000).

Purchase Price Balance means sixteen million five hundred thousand United States dollars (U.S. $16,500,000).

Registry Regulations means the Regulations of the International Registry, which may be obtained online through the International Registry’s website at https://www.internationalregistry.aero.

Relinquishment Letter has the meaning ascribed thereto in Section 3.7 (N950PB Relinquishment).

Required Condition has the meaning ascribed thereto in Section 3.3 (Post-Delivery Inspection, Required Condition).

Return to Service means the Aircraft’s return to service with the Aircraft being Airworthy evidenced by the applicable logbook entry or other appropriate confirmation by the Inspection Facility, without exceptions, deviations, deferments or limitations.

Seller’s Additional Post-Delivery Inspection Items means the items described in the proposal attached at Exhibit E which are in addition to the 60-month inspection items included in such proposal.

Significant Finding means a finding of any of the following: Damage History; Material Corrosion; incomplete Aircraft Documents which cannot be rectified; material non-conformance with the Aircraft Specification; any manufacturer’s warranty having been voided or otherwise not being in effect (other than expiring by its hour or calendar term); or any other item discovered by Buyer during the Pre-Delivery Inspection which is such that Seller cannot satisfy the Required Condition (notwithstanding that the requirement for the Aircraft to be in the Required Condition is, otherwise, a requirement of Section 3.5 (Holdback)).

Technical Acceptance Letter means a Technical Acceptance Letter in the form of Exhibit B.

Transacting User and Transacting User Entity have the meanings ascribed to those terms in the Registry Regulations.

Warranty Bill of Sale means a Warranty Bill of Sale in the form of Exhibit D.

1.2    Headings. Headings are inserted for convenience of reference only, have no legal effect and shall be ignored in the interpretation of this Agreement.

1.3    Interpretation. In this Agreement, unless a contrary indication appears:

a.references to Articles, Sections and Exhibits are to be construed as references to the Articles and Sections of, and Exhibits to, this Agreement and references to this Agreement include its Exhibits;

b.words importing the plural shall include the singular and vice versa, and words importing a gender include every gender;

c.references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated association or body of persons and any government entity, whether or not having separate legal personality, and references to Buyer and Seller shall be construed so as to include the successors, permitted assignees and permitted transferees of the relevant person; and

d.the words include, includes and including shall be deemed to be followed by the phrase without limitation.

2.    AGREEMENT, ESCROW AGENT, AND DEPOSIT

2.1    Agreement. For and in consideration of the Purchase Price, and subject to the terms and conditions set forth herein, Seller hereby agrees to sell and deliver the Aircraft to Buyer, and Buyer hereby agrees to purchase and accept delivery of the Aircraft from Seller.

2.2    Escrow Agent. The parties hereby agree to appoint Escrow Agent as document holder and stakeholder for the sale and purchase of the Aircraft. Each party shall pay one-half (½) of the Escrow and Title Search Fee.

2.3    Deposit. Prior to the execution of this Agreement by each party, Buyer paid the Deposit to Escrow Agent. The Deposit shall be held by Escrow Agent and applied towards the Purchase Price at the Delivery or otherwise disbursed in accordance with this Agreement.

2.4    Deposit Refundable/Non-Refundable. The Deposit is non-refundable, except as otherwise provided in this Agreement.

2.5    Exclusive Right to Purchase. From the date of this Agreement until the earlier to occur of (i) the Delivery, or (ii) the termination of this Agreement in accordance with its terms, the Aircraft shall be subject to Buyer’s exclusive right to purchase. Seller shall cancel any existing back-up offers to purchase the Aircraft and shall reject any offers to purchase the Aircraft that Seller may subsequently receive from any third party.

3.    INSPECTIONS, ACCEPTANCE/REJECTION, HOLDBACK, AIRCRAFT CONDITION

3.1    Pre-Delivery Inspection. On or prior to September 10, 2022, Seller shall reposition the Aircraft to the Inspection Facility, at no cost to Buyer. Buyer shall be afforded the opportunity to perform a pre-delivery inspection of the Aircraft (the Pre-Delivery Inspection), the scope of which shall be the Pre-Delivery Inspection Work Scope.

3.2    Aircraft Acceptance / Rejection. On or prior to September 14, 2022, Buyer shall execute and deliver to Seller a Technical Acceptance Letter, and shall therein indicate either:

a.Buyer’s acceptance of the Aircraft, subject to Section 3.3 (Post-Delivery Inspection, Required Condition); or

b.Buyer’s rejection of the Aircraft, provided that Buyer may only reject the Aircraft if a Significant Finding is identified by the Inspection Facility during the Pre-Delivery Inspection.

If Buyer does not deliver a completed Technical Acceptance Letter to Seller on or prior to September 14, 2022, Buyer shall be deemed to have accepted the Aircraft pursuant to Section 3.2(a). Except if Buyer permissibly rejects the Aircraft pursuant to Section 3.2(b), the parties shall then proceed with the Delivery in the manner described in Section 4.1 (Date and Time of Delivery), and thereafter in the manner described in Section 3.3 (Post-Delivery Inspection, Required Condition).

3.3    Post-Delivery Inspection, Required Condition. Following the Delivery, a post-delivery inspection of the Aircraft shall be performed by the Inspection Facility (the Post-Delivery Inspection), the scope of which shall be a 60-month inspection, plus the Seller’s Additional Post-Delivery Inspection Items, in order to determine that the Aircraft is in the following condition (the Required Condition):

a.in an Airworthy condition with a current and valid FAA Airworthiness Certificate;

b.with all systems, components and installed equipment and Engines in good working order and operating in accordance with the manufacturer’s specifications, with no outstanding engineering dispositions, technical variances or requirements of modifications to the normal life limitations, and with each Engine able to produce its rated takeoff power in a ground power run;

c.with all applicable FAA airworthiness directives and manufacturers’ mandatory service bulletins requiring compliance on or before the Aircraft’s return to service following the Post-Delivery Inspection complied with, by terminating action, without deferment or extension;

d.current on the manufacturers’ recommended maintenance programs, with all calendar and hourly inspections and maintenance performed through the date of the Aircraft’s return to service following the Post-Delivery Inspection;

e.with the Aircraft Documents complete, continuous, up-to-date, and in English;

f.equipped in accordance with the Aircraft Specification; and

g.with no engines, parts, systems, equipment, avionics or components installed on a temporary, leased, loan or exchange basis.

3.4    Maintenance Programs; Warranties. Seller covenants and agrees as follows:

a.on the Delivery Date, the Maintenance Programs shall be paid to the Delivery and transferable to Buyer, provided that Buyer shall pay any transfer fees; and

b.to the extent that any warranties from manufacturers, prior owners of the Aircraft, service providers or suppliers with respect to the Aircraft are still in effect and are assignable or transferable, all rights under such warranties are hereby assigned and transferred to Buyer effective upon the Delivery, provided that Buyer shall pay any transfer fees.

For the avoidance of doubt, Seller will not cash out of any existing Maintenance Programs or contracts, or transfer the programs to another aircraft, and any negative balances shall be for the account of the Seller and any positive balances shall be transferred to the Buyer.

3.5    Holdback. At or before Delivery, Seller shall pay the remaining balance of the flat rate cost of the Post-Delivery Inspection to the Inspection Facility. To secure Seller’s obligations to perform the Post-Delivery Inspection and the Seller’s Additional Post-Delivery Inspection Items, the amount of seven hundred fifty thousand United States dollars (U.S. $750,000) (the Holdback) shall be held back by Escrow Agent at the Delivery from the Purchase Price otherwise payable to Seller, as the non-exclusive source of payment from Seller for the correction of Discrepancies. The Holdback shall be applied by Escrow Agent for payment to the Inspection Facility for the correction of Discrepancies and the Seller’s Additional Post-Delivery Inspection Items. If and to the extent that the Holdback is not applied hereunder, it shall be paid to Seller following the payment of the Inspection Facility’s invoices for the correction of Discrepancies, the Seller’s Additional Post-Delivery Inspection Items, and the Aircraft’s return to service in the Required Condition. If and to the extent that the Holdback is insufficient to pay for the correction of the Discrepancies, Seller shall be liable for (and shall pay) the amount above the Holdback. Buyer shall permit Seller’s representative to oversee the Post-Delivery Inspection as an observer, and shall share the findings and invoices with Seller as they are discovered/issued.

3.6    Pre-Delivery Inspection and Flight Costs. Buyer shall pay the cost of the Pre-Delivery Inspection, and shall reimburse to Seller the Flight Costs for the test flight to be performed as part of the Pre-Delivery Inspection Work Scope.

3.7    N950PB Relinquishment; Removal of Seller’s Logos; Interior.

a.Seller desires to retain the FAA registration number N950PB. Buyer shall position with Escrow Agent prior to the Delivery a letter of relinquishment (the Relinquishment Letter) instructing the FAA Civil Aviation Registry to reserve N950PB to Seller. At the Delivery, Buyer shall file for the assignment of a replacement registration number. Within thirty (30) days of the FAA’s issuance of Form 8050-64 authorizing the assignment of such replacement registration number, Buyer shall perform such steps as are required to apply the new registration number to the Aircraft, and then instruct Escrow Agent to file the signed and dated Form 8050-64 with the FAA Civil Aviation Registry concurrently with the filing of the Relinquishment Letter.

b.The exterior logos of Seller shall be covered with black vinyl prior to the Aircraft leaving the Inspection Facility, and shall be permanently removed by Duncan Aviation in Battlecreek, Michigan (the Paint Shop) directly after release from the Inspection Facility. The interior logos of Seller will be removed by International Jet Interiors of New York directly after the Aircraft is released from the Paint Shop. Buyer shall also arrange for a temporary decal, if needed, for the continuing use of N950PB until the process described in Section 3.7(a) is completed. Each item described in this Section 3.7(b) shall be performed at Buyer’s sole cost and expense.

3.8    Termination. If Buyer rejects the Aircraft pursuant to Section 3.2(b) (Aircraft Acceptance / Rejection), the Deposit shall be refunded to Buyer (less any monies owing to Seller for unpaid Flight Costs and any monies owing to the Inspection Facility for which Buyer is liable hereunder) and this Agreement shall thereupon terminate and be of no further force or effect.

4.    DELIVERY AND DELIVERY PROCESS

4.1    Date and Time of Delivery. The Delivery shall occur at the Delivery Location on or prior to September 22, 2022.

4.2    Pre-Delivery Actions. Prior to the Delivery:

a.Escrow Agent shall prepare and deliver to Buyer and Seller title reports for the Airframe and each Engine from the International Registry and the FAA.

b.Seller shall deliver to Escrow Agent:

i.an undated, but otherwise fully executed, FAA Bill of Sale; and

ii.an undated, but otherwise fully executed, Warranty Bill of Sale.

c.Seller shall cause any Lien Holder to deliver to Escrow Agent:

i.an undated, but otherwise fully executed Lien Release; and

ii.a written statement indicating the total amount in United States dollars that must be paid to such Lien Holder to secure the release and termination of such Lien Holder’s Lien, and wiring instructions for the payment of such amount.

d.Buyer shall deliver to Escrow Agent:

i.an undated, but otherwise fully executed, Aircraft Registration Application for the Aircraft;

ii.the Relinquishment Letter; and

iii.funds in an amount equal to the sum of the Purchase Price Balance, plus Buyer’s one-half of the Escrow and Title Search Fee, plus any Flight Costs payable hereunder which have not at that time been reimbursed by Buyer.

e.Seller and Buyer shall each register as a Transacting User Entity with the International Registry and shall each appoint an Administrator; and the Administrator for each party shall appoint Escrow Agent as their Professional User Entity with the International Registry for the purpose of registering a contract of sale regarding the Airframe and each Engine in favor of Buyer, and any other related actions.

4.3    Conditions Precedent to Seller’s Obligations. Seller’s obligation to sell and deliver the Aircraft to Buyer on the Delivery Date shall be subject to the conditions precedent that, at the time of the Delivery:

a.Buyer shall not be in breach or default of any of Buyer’s obligations arising under this Agreement; and

b.all of Buyer’s representations set forth in Section 5.2 (Buyer’s Representations and Warranties) shall be true and accurate.

4.4    Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to purchase and accept delivery of the Aircraft from Seller on the Delivery Date shall be subject to the conditions precedent that, at the time of the Delivery:

a.Seller shall not be in breach or default of any of Seller’s obligations arising under this Agreement; and

b.all of Seller’s representations set forth in Section 5.1 (Seller’s Representations and Warranties) shall be true and accurate.

4.5    Closing. Subject to the conditions precedent set forth in Section 4.3 (Conditions Precedent to Seller’s Obligations) and Section 4.4 (Conditions Precedent to Buyer’s Obligations) having been satisfied or waived, the parties shall perform the following actions on the date for Delivery determined in accordance with Section 4.1 (Date and Time of Delivery):

a.The parties shall commence a conference call with (or otherwise instruct) Escrow Agent, and any Lien Holder, during which Seller, Buyer and such Lien Holder, as applicable, shall instruct Escrow Agent to perform the following tasks:

i.Buyer shall instruct Escrow Agent to release to any Lien Holder that portion of the Purchase Price necessary to secure the release and termination of that Lien Holder’s Lien in the Aircraft; and to release to Seller the Purchase Price, less the sum of (i) the Holdback, (ii) any amounts paid to any Lien Holder, and (iii) Seller’s one-half of the Escrow and Title Search Fee, which shall be retained by Escrow Agent;

ii.Lien Holder, if any, shall instruct Escrow Agent to date and file such Lien Holder’s Lien Release and to discharge any international interest with the International Registry;

iii.Seller shall instruct Escrow Agent to date and file the FAA Bill of Sale in the FAA Civil Aviation Registry, and to date and deliver the Warranty Bill of Sale to Buyer; and

iv.Buyer shall instruct Escrow Agent to date and file the Aircraft Registration Application, and to register a contract of sale in respect of the Airframe and the Engines with the International Registry in favor of Buyer.

b.Buyer shall accept delivery of the Aircraft from Seller at the Delivery Location, and Buyer shall complete and execute the Delivery Receipt (which may be pre-positioned with Escrow Agent for this purpose).

5.    REPRESENTATIONS AND WARRANTIES

5.1    Seller’s Representations and Warranties. Seller represents and warrants as follows:

a.Seller owns exclusive, legal, beneficial, good, and marketable title to the Aircraft, free and clear of all Liens (other than any Liens which are shown on the title reports for the Aircraft and each Engine from the FAA Civil Aviation Registry and the International Registry);

b.at the time of the Delivery, Seller shall convey to Buyer exclusive, legal, beneficial, good, and marketable title to the Aircraft, free and clear of all Liens whatsoever, and Seller will warrant and defend such title forever against all claims and demands whatsoever;

c.Seller is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, having the power, authority and legal capacity to enter into this Agreement and to perform its obligations hereunder;

d.Seller’s execution and delivery of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary action, and constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms; and

e.the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder do not violate or conflict with any agreement, judgment or court order and will not result in a material breach or termination of any agreement to which it is a party.

5.2    Buyer’s Representations and Warranties. Buyer represents and warrants as follows:

a.Buyer is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, having the power, authority and legal capacity to enter into this Agreement and to perform its obligations hereunder;

b.Buyer’s execution and delivery of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary action, and constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms; and

c.the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder do not violate or conflict with any agreement, judgment or court order and will not result in a material breach or termination of any agreement to which it is a party.

6.    DISCLAIMER AND LIMITATION OF LIABILITY

BUYER ACKNOWLEDGES THAT THE AIRCRAFT IS BEING SOLD SUBJECT TO INSPECTION AND DELIVERED TO BUYER IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION, AND THAT (EXCEPT AS PROVIDED IN SECTION 3.5 (HOLDBACK) ALL DELIVERY CONDITIONS SPECIFIED IN THIS AGREEMENT SHALL EXPIRE AND BE OF NO FURTHER FORCE OR EFFECT AS OF THE DELIVERY. NEITHER SELLER, NOR ITS BROKERS OR REPRESENTATIVES MAKE, GIVE, OR EXTEND, AND SELLER HEREBY DISCLAIMS AND RENOUNCES, ANY AND ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, WHETHER ARISING IN LAW, IN EQUITY, IN CONTRACT, OR IN TORT, AND INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, AIRWORTHINESS, DESIGN, CONDITION, OR FITNESS FOR A PARTICULAR USE. IN NO EVENT MAY EITHER PARTY, ITS BROKERS OR REPRESENTATIVES BE HELD LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND. NOTHING IN THIS ARTICLE 6 IS INTENDED TO LIMIT IN ANY WAY SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 5.1, WHICH SHALL SURVIVE THE DELIVERY.

7.    TAXES

7.1    Taxes for Seller’s Account. Seller warrants and represents that it has paid all taxes, duties, penalties, charges, or invoices or statements with respect to the Aircraft and Seller’s ownership and usage of the Aircraft, incurred, arising or attaching prior to the Delivery or, to the extent that it has not, Seller agrees to pay any and all of the foregoing as and when due and to indemnify, defend and hold harmless Buyer in connection thereto.

7.2    Taxes for Buyer’s Account. Buyer warrants and represents that it will pay any taxes, duties, fees or assessments which may be levied, assessed or imposed by any federal, state or local governmental authority or agency on or as a result of the sale and transfer of the Aircraft as contemplated herein or on the Aircraft or the ownership or use thereof by Buyer after the Delivery, and Buyer shall indemnify, defend and hold Seller harmless in connection thereto. Notwithstanding the foregoing, Buyer shall not be liable or obligated to pay any taxes imposed on the income or gains of Seller, which shall be the sole responsibility of Seller.

8.    TERMINATION, EVENTS OF DEFAULT AND REMEDIES

8.1    Termination Without Cause. This Agreement may be terminated without cause at any time before the Delivery only by the written agreement of the parties. The rights of the parties upon such termination shall be set forth in the written agreement of the parties.

8.2    Events of Default. If any one or more of the following events of default (each an Event of Default) shall occur, then this Agreement may, at the option of the party not in default, be terminated:

a.if Buyer shall default in the due and punctual payment of any sum due to Seller, which default shall continue for three (3) Business Days after receipt of written notice of default by Buyer;

b.if either party shall default in the performance of any of its obligations under this Agreement, which default shall continue for ten (10) days after receipt of written notice of default by the defaulting party;

c.if either party shall file a voluntary petition in bankruptcy, or shall be adjudicated as bankrupt, or insolvent, or shall file any petition or answer seeking any reorganization, composition, readjustment, liquidation or similar relief for itself under any present or future statutes, law or regulation, or shall seek or consent to or acquiesce in, the appointment of any trustee, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

d.if a petition shall be filed against either party seeking any reorganization, composition, readjustment, liquidation or similar relief under any present or future statute, law or regulation, and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, receiver or liquidator of either party is appointed, which appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive).

8.3    Buyer’s Remedies. Upon the occurrence of an Event of Default by Seller, and provided Buyer is not then in breach or default of this Agreement, Buyer shall have the option to terminate this Agreement by written notice to Seller and Escrow Agent, and upon such notice Escrow Agent shall refund the Deposit to Buyer and Seller shall pay the fee of Escrow Agent and shall reimburse Buyer for Buyer’s Pre-Delivery Inspection costs, any Flight Costs paid by Buyer, plus reasonable and documented out-of-pocket costs and expenses (including attorney’s fees) of Buyer incurred with respect to the transactions contemplated by this Agreement. Buyer’s right to receive a refund of the Deposit and reimbursement of the Pre-Delivery Inspection costs, Flight Costs and out-of-pocket costs and expenses shall be the sole remedy available to Buyer in the event Seller defaults on Seller’s obligations under this Agreement, and Buyer waives any other remedies that may be available to Buyer at law or in equity.

8.4    Seller’s Remedies. Upon the occurrence of an Event of Default by Buyer, and provided Seller is not then in breach or default of this Agreement, Seller shall have the option to terminate this Agreement by written notice to Buyer and Escrow Agent. If Seller elects to terminate this Agreement under this Section 8.4, Seller shall retain the Deposit as liquidated damages, and this Agreement shall be of no further force or effect. The parties acknowledge that the liquidated damages amount provided for in this Section 8.4 is a reasonable estimate of the damages that would be incurred by Seller in the event Buyer defaults on Buyer’s obligations under this Agreement. Seller’s right to retain the Deposit shall be the sole remedy available to Seller in the event Buyer defaults on Buyer’s obligations under this Agreement, and Seller waives any other remedies that may be available to Seller at law or in equity.

9.    MISCELLANEOUS

9.1    Further Assurance. Each party will execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and will do, or cause to be done, all such actions as are necessary or advisable, prior to, in conjunction with, and after the Delivery, to effectuate the transactions contemplated in this Agreement.

9.2    Risk of Loss. Seller shall bear all risk of loss, damage, or destruction of the Aircraft occurring prior to the Delivery. Buyer shall bear all risk of loss, damage, or destruction of the Aircraft occurring subsequent to the Delivery.

9.3    Amendments. The provisions of this Agreement may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by a written instrument signed by both parties.

9.4    Severability. If any provision in this Agreement is found to be invalid or unenforceable in any respect in any jurisdiction:

a.the validity or enforceability of such provision shall not in any way be affected in respect of any other jurisdiction and the validity and enforceability of the remaining provisions shall not be affected, unless this Agreement reasonably fails in its essential purpose; and

b.the parties shall substitute such provision by a valid and enforceable provision approximating to the greatest extent possible the essential purpose of the invalid or unenforceable provision.

9.5    Assignment. Neither party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party, provided that Buyer may assign and/or transfer its rights and obligations under this Agreement (including the right to credit the Deposit to the Purchase Price) to any business entity which is related to or affiliated with Buyer or under ownership or control of Buyer and which is otherwise qualified to hold title to a United States-registered aircraft, without Seller’s consent. Any purported assignment in violation of this Section 9.5 shall be void and of no effect.

9.6    Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

9.7    Counterparts. This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.

9.8    Notices. Any correspondence or notifications in connection with this Agreement shall be in writing and shall be deemed to have been duly given or made when delivered personally, or transmitted by electronic mail (provided that a transmission error message is not received by sender), or in the case of documented overnight courier delivery service or registered or certified mail (return receipt requested, United States Postal Service postage prepaid) on the date shown on the receipt therefor, in each case at the address set forth below:

If to Buyer:

Tremont 9240 LLC
Address:
Attention: Kenneth J. Slater
Email:

If to Seller:

N950PB, LLC
10960 Wilshire Boulevard, Suite 2200
Los Angeles, CA 90024
Attention: Christopher Riley
Email:

with a copy (which shall not constitute notice) to:

Avion Law
4695 MacArthur Court, Suite 1100
Newport Beach, CA 92660
Attention: Richard C. Pearson, Esq.
Email: richard.pearson@avionlaw.com

If to Escrow Agent:

Insured Aircraft Title Service, LLC
21 E Main Street, Suite 100
Oklahoma City, Oklahoma 73104
Attention:
Email:

9.9    Attorney Fees. In the event it becomes necessary to enforce the terms of this Agreement by litigation or otherwise, the prevailing party shall be entitled to recover its reasonable attorney fees and court costs, including any such fees or costs arising from subsequent appeals and efforts to execute on any judgment.

9.10    Non-Waiver. Any failure at any time of either party to enforce any provision of this Agreement shall not constitute a waiver of such provision or prejudice the right of such party to enforce such provision at any subsequent time.

9.11    Entire Agreement. The parties agree that the terms and conditions of this Agreement constitute the entire agreement between the parties. This Agreement supersedes all prior agreements between the parties, express or implied.

9.12    Transaction Costs and Expenses. Each party shall bear its own transaction costs and expenses, including any brokers’ commissions and/or attorneys’ fees.

9.13    Brokerage Fees and Expenses. Seller shall pay, and shall hold Buyer harmless from and against, all claims of any persons claiming a commission fee based on an actual or alleged relationship with Seller arising from the sale of the Aircraft. Buyer shall hold Seller harmless against the claims of any persons claiming a commission or fee based on an actual or alleged agreement with Buyer.

9.14    Force Majeure. The term Force Majeure means any cause beyond a party's reasonable control that prevents or materially impedes a party from meeting its obligations (other than the payment of money) under this Agreement, including, but not limited to, acts of God or the public enemy, acts of terrorism, war or other outbreak of hostilities, actions of the elements (volcanic eruptions, earthquakes, etc.) or weather conditions, civil commotion, strikes, lockouts, disease, epidemics, pandemics, quarantine, public health declarations, labor shortages, supply chain disruptions, and labor disputes but not the payment of money. For the avoidance of doubt, any change in general market conditions generally or as a result of the COVID-19 pandemic specifically is not a Force Majeure. A party shall promptly notify the other party that it will not perform its obligations hereunder due to a Force Majeure. In such event, the time for such party’s performance shall be extended for the pendency of such event, provided, however, that should such non-performance extend beyond thirty (30) days, the unaffected party may at its option terminate this Agreement upon written notice to the other party. In such event, Escrow Agent shall: (i) deduct from the Deposit and pay to itself one-half of any agreed upon Escrow Fees payable to Escrow Agent; and (ii) remit the balance of the Deposit to Buyer less any amounts owed by Buyer to the Inspection Facility or to the Seller or Escrow Agent under the terms hereof (and each of the parties hereby consents and directs Escrow Agent to disburse such funds accordingly). Thereafter, neither party shall have any obligation or liability to the other with respect to the subject matter of this Agreement, except that Buyer shall remain liable for the cost of the Inspection (excluding the cost of repairing any Discrepancies) and Buyer’s Flight Costs, if any.

9.15    Time is of the Essence. Time shall be of the essence for all events contemplated hereunder.

9.16    Survival. Except as set forth herein, the representations, warranties, indemnities and covenants of the parties in this Agreement shall survive the Delivery.

9.17    Agreement Negotiated. The parties are sophisticated and have been represented or had the opportunity to be represented in connection with the negotiation and performance of this Agreement. The parties agree that no presumptions relating to the interpretation of contracts against the drafter of any particular clause should or may be applied in this case and, therefore, waive their effects.

9.18    Confidentiality. The terms and conditions of this Agreement, and all writings, discussions, and negotiations in connection with the transaction contemplated by this Agreement (including the fact that discussions and negotiations have been conducted by the parties), shall remain strictly confidential and shall not be disclosed by either party, without the prior written consent of the other party, except that each party shall be entitled to disclose the terms and conditions of this Agreement to such party’s attorneys, accountants, consultants, and other advisors performing services for such party with respect to or affected by the transaction contemplated by this Agreement, and except as required by any applicable laws or regulations, including with respect to any securities, stock exchange or regulatory filings (which filings shall not require the prior approval of the other party).

9.19    Patriot Act Compliance. Each party hereto represents and warrants to the other party that:

a.    It, and each of its assignees, is and will remain in full compliance with all laws and regulations applicable to it including, without limitation, (i) ensuring that no person or entity that owns a controlling interest in or otherwise controls it or its assignees is or shall be (Y) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (OFAC), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, or (Z) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) compliance with all applicable Bank Secrecy Act (BSA) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

b.    (in the case of Seller, to the best of its knowledge and belief) neither it nor any of its assignees is a person or entity with whom a United States person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise. (In the case of Seller, to the best of its knowledge and belief), neither it, its assignees nor any person or entity that owns a direct or indirect interest in such entity, is a person or entity with whom a United States Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

c.    It and its assignees are in compliance with any and all applicable provisions of the USA PATRIOT Act of 2001, Pub. L. No. 107-56.

d.    Buyer represents and warrants to Seller that no portion of the Purchase Price is derived from Anti-Money Laundering Laws, meaning those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a financial institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

Each party represents and warrants to the other that such party is not subject to any executive or regulatory orders which suspend operations of all aircraft owned, certified, operated, registered, chartered, leased, or controlled by, for, or for the benefit of, a person who is an ineligible citizen of Russia including those identified by the International Trade Administration’s Consolidated Screening List, including passenger and cargo flights, and scheduled as well as charter flights, effectively closing U.S. air space to all Russian commercial air carriers and certain Russian related civil aircraft), and ITA, and any statute, executive order (including, but not limited to executive orders 14065, 14066, 14068, 13660, 13661, 13685, and 14024), or other governmental action relating thereto.

10.    GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, determined without regard to conflicts of law principles other than Sections 5-1401 and 5-1402 of the New York General Obligations Law. If any provision of this Agreement conflicts with any such law of the State of New York or is otherwise unenforceable, such provision shall be deemed null and void only to the extent of such conflict or unenforceability and shall be deemed separate from and shall not invalidate any other provision of this Agreement. For the avoidance of doubt, the United Nations Convention on Contracts for the International Sale of Goods (CISG) shall not govern this Agreement and Purchaser and Seller each disclaim the application of the CISG to the interpretation and enforcement of this Agreement.

Each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the courts of the State of New York in the Borough of Manhattan or the United States District Court for the Southern District of New York; (b) consents to the jurisdiction of, and court rules in any such court; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and (d) agrees that service of any court paper may be effected on such party by mail, or in such other manner as may be provided under applicable laws or court rules of any such court..

EACH PARTY HERETO HEREBY EXPRESSLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

* * * Signature Page Follows * * *

IN WITNESS WHEREOF, the undersigned parties have caused this Aircraft Purchase Agreement to be executed, delivered and effective as of the date first above written.

Seller:

N950PB, LLC

By: /s/ Chris Riley
Name: Christopher Riley
Title: Manager

Buyer:

Tremont 9240 LLC

By: /s/ Kenneth J. Slater
Name: Kenneth J. Slater
Title: Manager of Tremont Partners, LLC, its Manager